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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-86685 of Healtheon Corporation on Form S-4 of our report dated June 20, 1997 (September 26, 1998 as to Note 1 -- Net Loss Per Common Share, paragraph 2 and
Note 2 -- Acquisition of EDI Services, Inc., paragraph 4), relating to the consolidated statement of operations, convertible redeemable preferred stock and stockholders' equity (net capital deficiency), and cash flows of ActaMed Corporation and subsidiary for the year ended December 31, 1996 (the consolidated financial statements for 1996 are not separately presented herein) appearing in this proxy statement/prospectus, which is part of this Registration Statement.

     We also consent to the reference to us under the heading "Experts" in such proxy statement/prospectus.


/s/ DELOITTE & TOUCHE LLP


Atlanta, Georgia
September 29, 1999